EXHIBIT 10.18d

METRIS COMPANIES INC.
LONG-TERM INCENTIVE AND STOCK OPTION PLAN
RESTRICTED STOCK UNIT AGREEMENT

     THIS AGREEMENT made as of the «Grant_Day»th day of «Grant_Month», «Grant_Year», between Metris Companies Inc., a Delaware corporation with its principal office in Minnetonka, Minnesota (“Company”) and «First» «MI» «Last» (“Grantee”). This Agreement may be supplemented from time to time by the grant of additional awards which shall be detailed in Addenda to this Agreement.

W I T N E S S E T H:

     WHEREAS, the Compensation Committee of the Board of Directors of the Company (“Committee”) has determined to make an award of Restricted Stock Units to Grantee pursuant to the provisions of the Metris Companies Inc. Long-Term Incentive and Stock Option Plan, as amended (“Plan”) and this Restricted Stock Unit Agreement (“Agreement”).

     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the parties agree as follows:

1.	Definitions and Construction.

1.1 Definitions. Unless otherwise defined in this Agreement or the Deferred Stock Award Election Form made available by the Company (“Election Form”), defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

1.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2.	Grant of Restricted Stock Units.

2.1 Subject to the terms and conditions of the Plan and of this Agreement (and subject to execution of this Agreement by Grantee), the Company has granted to Grantee the number of Restricted Stock Units (“RSUs”) stated on the Addenda attached as of the effective date stated and subject to the vesting and other restrictions specified in such Addenda.

2.2 No RSUs may be sold, transferred, pledged, hypothecated or otherwise encumbered or disposed of until such RSUs have vested in Grantee in accordance with all terms and conditions of this Agreement. The RSUs shall remain restricted and subject to forfeiture by Grantee to the Company unless and until such RSUs have vested in Grantee in accordance with all terms and conditions of this Agreement (including specifically, all Addenda to this Agreement).

3.	Scheduled Vesting.

Subject to Company performance terms and conditions. For purposes of this Agreement, the term “Employment” and similar terms shall include the providing of services to the Company, or an Affiliate thereof, in the capacity of Grantee, advisor or consultant. The terms of vesting shall be specified in the Addendum for each grant of RSUs, with respect to those RSUs.

4.	Accelerated Vesting.

Notwithstanding the vesting provisions contained in the Addenda above, but subject to the other terms and conditions set forth herein, if Grantee has been continuously employed by the Company until the date of a “Change in Control” (as hereinafter defined), Grantee shall be immediately vested as of the date of such Change in Control in the Shares. For purposes of this Agreement, the following terms shall have the definitions set forth below.

(i) “Change in Control” shall mean:

     (A) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), whether or not the Company is then subject to such reporting requirement;

     (B) the public announcement (which, for purposes of this definition, shall include without limitation a report filed pursuant to Section 13(d) of the Exchange Act) by the Company or any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that such person has become the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act) directly or indirectly of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; provided, however, that notwithstanding the foregoing, no Change of Control shall be deemed to have occurred for purposes of this Agreement by reason of ownership of fifty percent (50%) or more of the total voting capital stock of the Company then issued and outstanding by any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company or any entity holding shares of the Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan (any such person or entity described in this proviso is referred to herein as a “Company Entity”);

     (C) the announcement of a tender offer by any person or entity (other than a Company Entity) for thirty percent (30%) or more of the Company’s voting capital stock then issued and outstanding, which tender offer has been approved by the Board, a majority of the members of which are Continuing Directors (as hereinafter defined), and recommended to the shareholders of the Company;

     (D) the Continuing Directors (as hereinafter defined) cease to constitute a majority of the Board; or

     (E) the shareholders of the Company approve (1) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Company stock would be converted into cash, securities or other property, other than a merger of the Company in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving corporation immediately after the merger; (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (3) any plan of liquidation or dissolution of the Company.

(ii)	“Continuing Director” shall mean any person who is a member of the Board, while such person is a member of the Board, who is not an Acquiring Person (as defined below) or an Affiliate or Associate (as defined below) of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and who (A) was a member of the Board on the date of this Agreement as first written above or (B) subsequently becomes a member of the Board, if such person’s initial nomination for election or initial election to the Board is recommended or approved by a majority of the Continuing Directors. For purposes of this subparagraph (ii), “Acquiring Person” shall mean any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who or which, together with all Affiliates and Associates of such person, is the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, but shall not include any Company Entity; and “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

5.	Settlement of the RSUs.

5.1 No Additional Payment Required. Grantee shall not be required to make any additional payment of consideration upon settlement of an RSU.

5.2 Issuance of Shares of Stock. Subject to the provisions of paragraph 5.5 below, the Company shall issue to Grantee a number of whole Common Shares equal to the number of vested RSUs then held by Grantee rounded down to the nearest whole number, on a date (“Settlement Date”) within thirty (30) days following the earliest of (a) the date an RSU becomes vested, unless Grantee has elected a Deferred Settlement Date or Dates for such RSUs as defined in the Distribution Election Form; (b) the Deferred Settlement Date or Dates (as defined by Grantee in the Distribution Election Form), (c) the date on which Grantee terminates employment; or (d) the date of a Change in Control. Such Common Shares shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to paragraph 5.5 below (including any Addenda to this Agreement) or any applicable law, rule or regulation. On the Settlement Date, the Company may pay to Grantee cash in lieu of any fractional Common Share represented by a fractional RSU subject to this Award in an amount equal to the Fair Market Value on the earliest date specified in (a) through (d) above of such fractional Common Share.

5.3 Tax Withholding. At the time the RSU is granted, or at any time thereafter as requested by the Company, Grantee hereby authorizes withholding from the RSUs such number of Common Shares, valued at their Fair Market Value on the date so used, as may be required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the RSU or the issuance of Common Shares in settlement thereof. The Company shall reduce the number of shares issued to Grantee on the Settlement Date by the number of shares required to cover the tax withholding as of such date, such shares to be valued at their Fair Market Value on the earliest date specified in paragraph 5.2 (a) through (d) above. The Company shall have no obligation to deliver Common Shares until the tax withholding obligations of the Company have been satisfied by Grantee.

5.4 Certificate Registration. The certificate for the shares as to which the RSU is settled shall be registered in the name of Grantee or, if applicable, in the names of the heirs of Grantee.

5.5 Restrictions on Grant of the RSU and Issuance of Shares. The grant of the RSUs and issuance of Common Shares upon settlement of the RSUs shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities, including requirements as amended after grant of the RSU. No Common Shares may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the RSU shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the RSU, the Company may require

Grantee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

5.6 Fractional Shares. The Company shall not be required to issue fractional shares upon the settlement of an RSU.

6. Dividend Equivalent Rights. Effective on the date of payment of cash dividends on the Common Shares occurring on and after the Date of Grant and before the Settlement Date, the number of RSUs subject to this grant shall be increased by such additional whole and/or fractional RSUs determined by the following formula:

X = (AxB)/C

where,

“X” is the number of whole and/or fractional RSUs to be credited with respect to the grant;

“A” is the amount of cash dividends paid on one Common Share;

“B” is the number of whole and fractional RSUs subject to this grant as of the cash dividend record date but immediately prior to the application of this paragraph; and

“C” is the Fair Market Value of a Common Share on the cash dividend payment date.

Such additional RSUs shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the RSUs originally subject to this grant.

     7. Forfeiture. If Grantee’s employment with the Company, or an Affiliate thereof, is terminated, other than by reason of Grantee’s retirement, death or disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code), then any RSUs that have not previously vested shall be forfeited by Grantee to the Company. Grantee shall thereafter have no right, title or interest whatever in such RSUs. If Grantee’s employment shall be terminated by Grantee’s Retirement (as defined below), or if Grantee ceases to be an employee by reason of disability (as defined in the Social Security eligibility provisions, 42 U.S.C. Section 421, and the regulations promulgated thereunder) or death prior to the vesting of any Shares pursuant to Section 2 hereof, Grantee or Grantee’s estate shall become immediately vested, as of the date of such retirement, death, or disability, in the Shares. No transfer by will or by laws of descent and distribution of any Shares which vest by reason of Grantee’s death shall be effective to bind the Company, unless the Company shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Company may deem necessary to establish the validity of the transfer.

(1)	For purposes of this Agreement, “Retirement” shall mean any termination other than by death or gross and willful misconduct after (A) Grantee has attained at least age fifty-five (55) and (B) Grantee’s age plus completed continuous years of service equals sixty (60) or more; provided, however, that if Grantee is less than age sixty-five (65) on the date of termination of employment Grantee must have completed at least five (5) years of service.

8. The Committee; Adjustments. The Committee, in its sole and absolute discretion, shall determine (i) whether Grantee has become disabled (as defined in the Social Security eligibility provisions, 42 U.S.C. Section 421, and the regulations promulgated thereunder), and (ii) any other terms and conditions relating to this grant. The Committee may modify this grant, in its sole and absolute discretion, to adjust the number or type of securities subject hereto in the event of a reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, or extraordinary dividend or divestiture (including a spin-off), or any other change in the corporate structure or Common Shares of the Company.

9. Employment. This Agreement shall not give Grantee any right to continued employment with the Company or any Affiliate, and the Company or any Affiliate employing Grantee may terminate such employment or otherwise treat Grantee without regard to the effect it may have upon Grantee or any RSUs under this Agreement.

10. Other Benefit And Compensation Programs. Neither the RSUs nor the Common Shares into which the RSUs are settled shall be deemed a part of Grantee’s regular, recurring compensation for purposes of the termination, indemnity, or severance pay law of any country, and shall not be included in, nor have any effect on, the determination of benefits under any other Grantee benefit plan, contract, or similar arrangement provided by the Company or any Affiliate unless expressly so provided by such other plan, contract, or arrangement, or unless the Committee determines that the RSUs, or a portion thereof, should be included to accurately recognize that the RSU grant has been made in lieu of a portion of competitive cash compensation, if such is the case.

11. Rights as a Stockholder, Director, Grantee or Consultant. Grantee shall have no rights as a stockholder with respect to any shares which may be issued in settlement of this grant until the date of the issuance of a certificate for such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in paragraph 8 or pursuant to the Dividend Equivalent Rights of paragraph 6.

12. Legends. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of stock issued pursuant to this Agreement. Grantee shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to this grant in the possession of Grantee in order to carry out the provisions of this paragraph.

13. Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising under this Agreement or the Plan shall be binding and conclusive upon the Company, any Affiliate and Grantee. In the event that there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

14. Miscellaneous. This Agreement is entered into pursuant to the Plan and is subject to all of the terms and conditions contained in the Plan. A copy of the Plan is on file with the Company; and, by acceptance hereof, Grantee agrees and accepts this Agreement subject to the terms of the Plan. This Agreement shall be binding upon and inure to the benefit of any successor of the Company. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota. This Agreement contains all terms and conditions with respect to the subject matter hereof and no amendment, modification or other change hereto shall be of any force or effect unless and until set forth in a writing executed by Grantee and the Company.

     IN WITNESS WHEREOF, Grantee has executed this Agreement and the Company has caused this Agreement to be executed by its duly authorized officer, all as of the day and year first above written.

METRIS COMPANIES INC.

By
David D. Wesselink,
Chairman and CEO

«First» «MI» «Last» Social Security #: «SSN»

Date

METRIS COMPANIES INC.
RESTRICTED STOCK UNIT AGREEMENT
DATED AS OF «GRANT_DATE»
ADDENDUM A

1.	AWARD. The Company hereby grants to Grantee a compensation award of «RSUs_Granted» of performance-based Restricted Stock Units (“RSUs”) effective as of «Grant_Date».

2.	PERFORMANCE OBJECTIVE. If the Company has positive Net Incomes in the relevant cumulative performance periods, the units will vest as indicated in the schedule below. If the Company does not have positive Net Incomes in the relevant performance period, the units associated with the specific Net Income performance period shall be cancelled. The relevant performance period is the period commencing on January 1, «Vest_Year1», and ending on the last day of the fiscal year prior to the scheduled vesting date.

3.	RSU VESTING. If Grantee remains continuously employed by the Company or an Affiliate thereof, and the Company has achieved a positive Net Income during the relevant performance period, then the awarded RSUs will vest in accordance with the following schedule:

Date	Percentage of RSUs Vesting
«Grant_Month» «Grant_Day», «Vest_Year1»	16 2/3%

«Grant_Month» «Grant_Day», «Vest_Year2»	16 2/3%
«Grant_Month» «Grant_Day», «Vest_Year3»	16 2/3%
«Grant_Month» «Grant_Day», «Vest_Year4»	50%

4.	ACCELERATED VESTING. The RSUs scheduled to vest on «Grant_Month» «Grant_Day», «Vest_Year4», may be accelerated if the Company attains the following Net Income targets:

•	If Net Income for «Grant_Year» is greater than or equal to «Grant_Yr_Tgt» million, then 16 2/3% of the performance-based RSUs vest on «Grant_Month» «Grant_Day», «Vest_Year1».

•	If Net Income for «Vest_Year1» is greater than or equal to «Yr_1_Tgt» million, then 16 2/3% of the performance-based RSUs are accelerated to vest on «Grant_Month» «Grant_Day», «Vest_Year2».

•	If Net Income for 2006 is greater than or equal to «Yr_2_Tgt» million, then 16 2/3% of the performance-based RSUs are accelerated to vest on «Grant_Month» «Grant_Day», «Vest_Year3».

5.	HOLDING PERIOD REQUIREMENT. In addition to the vesting restrictions above, Grantee shall be subject to a holding requirement for shares of Common Stock of the Company.

Grantee must certify each year that he/she holds a number of shares of Common Stock or vested deferred RSUs equal to 33 1/3% of the total RSUs vested under this Agreement.

«First» «MI» «Last»